Exhibit 10.3

March 9, 2012

Mr. Ruslan Semechkin, Manager

AR Partners, LLC

5950 Priestly Drive

Carlsbad, CA 92008

Re:	Management Rights

Dear Mr. Semechkin:

This letter will confirm our agreement that pursuant to and effective as of the purchase by AR Partners, LLC (“Investor”) of 5,000,000 shares of Series G Preferred Stock of International Stem Cell Corporation (“Company”), the Investor shall be entitled to the following contractual management rights:

1.	Investor will be granted access to Company facilities and personnel during normal business hours and with reasonable advance notification.

2.	Company will deliver to Investor annual and quarterly financial statements, and other financial information as may be reasonably required by Investor.

3.	Company will provide the Series G directors monthly financial statements in the same level of detail as are provided to the President and/or CEO.

Investor agrees that it will keep confidential (and will cause the parties to whom it discloses to keep confidential) and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this section by Investor), (b) is or has been independently developed or conceived by the Investor without use of Company’s confidential information, or (c) is or has been made known or disclosed to Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company and who are informed of the obligation of confidentiality; (ii) to any affiliate, partner, member, stockholder, or wholly owned subsidiary of Investor in the ordinary course of business and who are informed of the obligation of confidentiality; or (iii) as may otherwise be required by law, provided that the Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure. The Investor shall be responsible for any breaches of these confidentiality obligations by persons who receive information from the Investors. Investor acknowledges that certain of the confidential information obtained from the Company pursuant to the terms of this Agreement may be deemed

March 9, 2012

to be material non-public information. As a result, the Investor and its representatives who receive the such confidential information shall be restricted from transacting in the public shares of the Company or discussing the Company with persons other than the Company or Seller while in possession of such material non-public information.

Investor acknowledges that receipt of operating budgets and other information not available to the public may constitute material nonpublic information which may prevent them from buying or selling securities of the Company in the open market. Accordingly, Investor may request the Company to not provide such information at any time.

The rights described herein shall terminate and be of no further force or effect upon such time as the Investor or its affiliates hold less than 1,000,000 shares of the Series G Preferred Stock.

March 9, 2012

Very truly yours,

INTERNATIONAL STEM CELL CORPORATION

By:	/s/ Kurt May
Name: Kurt May
Title: President

Agreed and Accepted:

INVESTOR: AR PARTNERS, LLC

/s/ Ruslan Semechkin Ruslan Semechkin, Manager

[Signature Page to Management Rights Letter]